EXHIBIT 99.1
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                                  NEWS RELEASE


NORTH AMERICAN GALVANIZING & COATINGS, INC.
2250 East 73rd Street    Suite 300   Tulsa, OK 74136
(918) 494-0964    Fax: (918) 494-3999

FOR IMMEDIATE RELEASE  Contact: Beth B. Hood   Phone: (918) 524-1512


                      North American Galvanizing & Coatings
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                    Announces Results of 2005 Annual Meeting
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Tulsa, Oklahoma, June 1, 2005 - North American Galvanizing & Coatings, Inc.
(AMEX: NGA) announced today that over 91% of the Company's outstanding shares were represented at its annual meeting held on May 26, 2005.

Stockholders voted overwhelmingly to re-elect six incumbent directors to serve until the 2006 annual meeting: Linwood J. Bundy, Ronald J. Evans, Gilbert L. Klemann, II, Patrick J. Lynch, Joseph J. Morrow and John H. Sununu. Director Paul R. Chastain retired as a director and corporate officer of the Company effective at this Annual Meeting, in accordance with the Board's retirement policy upon attaining age 70.

The Company's stockholders were asked to consider two additional proposals, which were approved. The stockholders re-approved amendments to the Company's Restated Certificate of Incorporation to effect a reverse stock split followed by a forward split of the Company's common stock, at the discretion of the Board of Directors. Commenting on the Reverse/Forward Split, non-executive chairman Joseph J. Morrow said, "A date has not been set, but if the Board determines to implement the Reverse/Forward Split, we will publicly announce our decision in a press release at that time. Stockholders who might otherwise be cashed out, and wish to remain stockholders, will be given notice in order that they may have the opportunity to purchase additional shares in the market prior to the implementation date." Stockholders also ratified the appointment of Deloitte & Touche LLP as independent accountants to conduct the 2005 audit of the Company's financial statements.

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The Board of Directors, in a separate meeting held May 26, re-elected Ronald J.
Evans, as the company's president and chief executive officer. The Board elected Beth B. Hood as vice president-chief financial officer and corporate secretary.

North American Galvanizing is a leading provider of hot-dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coating business through a network of plants located in Canton, Ohio; Denver, Hurst (Dallas/Forth Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot-dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.nagalv.com.

     Cautionary Statement. This press release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. securities laws, including, but not limited to, statements made concerning the acquisition of assets from Gregory Galvanizing and the financial impacts thereof. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from such forward-looking statements and management's present expectations or projections. These risks and uncertainties include the risk factors described in the Company's SEC filings including the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 14, 2005.